(r)

CODE OF ETHICS

For

OWL ROCK CAPITAL CORPORATION

Section I.Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by Owl Rock Capital Corporation (the “Company”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”).  The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company may abuse their fiduciary duty to the Company, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.  Owl Rock Capital Advisors LLC serves as the Company’s investment adviser (the “Adviser”) and administrator (the “Administrator”).

The Code is based on the principle that the directors and officers of the Company, and the managers, officers and employees of the Advisor and the Administrator, who provide services to the Company, owe a fiduciary duty to the Company to conduct their personal securities transactions in a manner that does not interfere with the Company’s transactions or otherwise take unfair advantage of their relationship with the Company.  All directors, managers, officers and employees of the Company, the Adviser, and the Administrator (“Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.  Any Covered Personnel who is affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Company.  Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its shareholders.  In sum, all Covered Personnel shall place the interests of the Company before their own personal interests.

All Covered Personnel must read and retain this Code of Ethics.

Section II. Definitions

(A) “Access Person” means any director, employee, officer or Advisory Person (as defined below) of the Company, the Adviser or the Administrator.

(B)  An “Advisory Person” of the Company, the Adviser or the Administrator means: (i) any employee of the Company, the Adviser or the Administrator, or any company in a Control (as defined below) relationship to the Company, the Adviser or the Administrator, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Company, the Adviser or the Administrator, who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

(C) “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(D) “Chief Compliance Officer” means the Chief Compliance Officer of the Company, the Adviser or the Administrator.

(E) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(F)  “Covered Security” means a security as defined in Section 2(a)(36) of the Act, including, but not limited to: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act.  References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”).  Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G) “Independent Director” means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Act.

(H) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(I)  “Investment Personnel” of the Company, the Adviser or the Administrator means:  (i) any employee of the Company, the Adviser or the Administrator (or of any company in a Control relationship to the Company, the Adviser or the Administrator) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; and (ii) any natural person who controls the Company, the Adviser or the Administrator and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

(J) “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(K) “Security Held or to be Acquired” by the Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company; or (B) is being or has been considered by the Company or the Adviser for purchase by the Company; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (K)(i).

(L) “17j-1 Organization” means the Company, the Adviser or the Administrator, as the context requires.

Section III.Objective and General Prohibitions

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by the Company.  In addition, Covered Personnel may not use information concerning the investments or investment intentions of the Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Company.  In this regard, Covered Personnel should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Company, or any affiliated person of an investment adviser for the Company, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Company to:

(i) employ any device, scheme or artifice to defraud the Company;

(ii) make any untrue statement of a material fact to the Company or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company; or

(iv) engage in any manipulative practice with respect to the Company.

Further, creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of federal securities laws. Such conduct is contradictory to this Code, as well as the Company’s expectations regarding appropriate behavior of its Covered Personnel.  Covered Personnel are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

Covered Personnel should recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV. Prohibited Transactions

Access Persons may not purchase or otherwise acquire, or sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (i) the Company has purchased or sold the Covered Security within the last fifteen (15) calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next fifteen (15) calendar days; or (ii) the Adviser has within the last fifteen (15) calendar days considered purchasing or selling the Covered Security for the Company or within the next fifteen (15) calendar days intends to consider purchasing or selling the Covered Security for the Company.

In furtherance of the prohibition set forth above, an Access Person, any family members of an Access Person who reside with an Access Person, anyone else who lives in an Access Person’s household, an Access Person’s children under the age of 18 regardless of where they live, and any family members of an Access Person who do not live in the Access Person’s household but whose transactions in the Company’s securities or the securities of any of its portfolio companies are directed by the Access Person or are subject to the Access Person’s influence or control (such as parents or children who consult with the Access Person before they trade in such securities), may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, except to the extent permitted in Section VI below or as pre-cleared in accordance with Section V below.  Notwithstanding the definition of Access Person, this prohibition shall not apply to Independent Directors.

Section V.Pre-Clearance Requirement

To the extent that an Access Person has direct or indirect Beneficial Ownership in a Covered Security at the time he/she becomes subject to the Code, such Covered Security may not be sold, transferred, gifted or otherwise disposed of without prior written pre-clearance from the Chief Compliance Officer.  (See Pre-Clearance Request form attached as Appendix A.)

An Access Person must obtain approval from the Company, the Adviser or the Administrator, as the case may be, before directly or indirectly acquiring Beneficial Ownership in an Initial Public Offering or in a Limited Offering.  Such approval must be obtained from the Chief Compliance Officer, unless he is the person seeking such approval, in which case it must be obtained from the President of the 17j-1 Organization.

Transactions in securities of the Company are subject to restrictions as more fully described in the Company’s compliance manual (a “Blackout Period”).  Transactions in the Company’s securities are prohibited during the Blackout Period; however, even outside the Blackout Period transactions in the Company’s securities require the additional approval of the CEO, President or CFO.

No Access Person shall recommend any transaction in any Covered Securities by the Company without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Section VI.Exceptions

Notwithstanding the foregoing, no Access Person or Investment Personnel of the Company, the Adviser or the Administrator shall be required to submit a Pre-Clearance Request form in connection with (i) the acquisition or disposition of a Covered Security by an account managed by an unaffiliated broker-dealer or registered investment adviser for the benefit of such Access Person (a “Managed Account”), provided  that (a) the Access Person provides to the Chief Compliance Officer on the letterhead of the unaffiliated broker-dealer or investment adviser a letter substantially in the form attached as Appendix B, or where the investment adviser or unaffiliated broker-dealer has its own form, as the Chief Compliance Officer approves and (b) the Access Person makes the certifications and disclosures required in Schedule A or as the CCO may request in her full discretion from time to time, (ii) the acquisition of a Covered Security directly from the Company in connection with a primary public offering where such acquisition is made on the same basis and in the same manner as all other investors participating in such offering, (iii) the acquisition or disposition of Covered Securities in the form of exchange-traded funds and debt obligations issued by state, city, other local government and other municipal entities or (iv) transactions under a dividend reinvestment plan. However, your election to participate in the dividend reinvestment plan of the Company, or to increase your level of participation in the plan, would be subject to this policy, including its applicable black-out periods.  The policy also applies to your sale of any securities of the Company purchased pursuant to the plan.  In her sole discretion, the CCO may approve transactions by certain trusts to the extent the trust is disclosed by you to the CCO and you provide disclosures as requested to the CCO, including completion by the trustee of a letter substantially in the form attached as Appendix B hereto. You are reminded that these exceptions are subject to the broader policy under this Code of Ethics that you must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its shareholders, including avoiding Prohibited Transactions.  The pre-clearance exceptions provided in this Section VI do not provide you with an exception from the General Prohibitions set forth in Section III hereof or the Prohibited Transaction requirements set forth in Section IV hereof.  If you are ever unsure of whether your actions will create a conflict of interest, contact the CCO for guidance prior to acting.

Section VII.Reports by Access Persons

(A) Personal Securities Holdings Reports.

All Access Persons shall within ten (10) days of the date on which they become Access Persons, and thereafter, within thirty (30) days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports.  A form of such report, which is hereinafter called a “Personal Securities Holdings Report,” is attached as Schedule A.  Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be.  Each Personal Securities Holdings Report shall state the date it is being submitted.

(B) Quarterly Transaction Reports.

Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership.  A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” is attached as Schedule B.

A Quarterly Securities Transaction Report shall be in the form of Schedule B or such other form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

(1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2) Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3) Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4) The date the report is submitted by the Access Person.

(C) Managed Accounts.

Managed Accounts are subject to the reporting requirements of Section VII, unless an exception to the reporting requirements is granted by the Chief Compliance Officer.  Regardless of an exception, all managed accounts must still be disclosed. All Access Persons must provide to the Chief Compliance Officer, for each Managed Account, on the letterhead of the unaffiliated broker-dealer or investment adviser a letter substantially in the form attached as Appendix B, or where the investment adviser or unaffiliated broker-dealer has its own form, as the Chief Compliance Officer approves.

(D) Access Persons of the Adviser or the Administrator.

An Access Person of the Adviser or the Administrator need not make a Quarterly Transaction Report to the extent that the report would duplicate information contained in trade confirmations or account statements that the Adviser holds in its records, provided the Adviser has received those confirmations or statements not later than thirty (30) days after the close of the calendar quarter in which the transaction takes place.

(E) Brokerage Accounts and Statements.

Access Persons shall:

(1) within thirty (30) days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established.  This information shall be included on the appropriate Quarterly Securities Transaction Report;

(2) instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer; and

(3) on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F) Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VII.  Any effort by the Company, or by the Adviser or the Administrator and its affiliates, to facilitate the reporting process does not change or alter that responsibility.  A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(H) Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

(I) Disclaimers.

Any report required by this Section VII may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VIII. Additional Prohibitions

(A) Confidentiality of the Company’s Transactions.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Company shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis.  It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors of the Company.

It is improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the Company’s securities. It is therefore the policy of the Company, the Adviser or the Administrator that you may not engage in any of the following transactions:

Short-Term Trading.  Short-term trading of the Company’s securities by a director, officer or employee may be distracting to such person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives.  For these reasons, if you purchase the Company’s securities in the open market, you may not sell any of the Company’s securities of the same class during the six (6) months following such purchase.  In addition, Section 16(b) of the 1934 Act imposes short-swing profit restrictions on the purchase or sale of the Company’s securities by the Company’s or the Adviser’s officers and directors and certain other persons.

Short Sales.  Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, you may not engage in short sales of the Company’s securities.   In addition, Section 16(c) of the 1934 Act prohibits officers and directors, and certain other persons, from engaging in short sales.

Publicly Traded Options.  A transaction in options, puts, calls or other derivative securities is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a Covered Person is trading based on inside information.  Transactions of this sort also may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives.  Accordingly, you may not enter into any transactions involving options, puts, calls or other derivative securities of the Company’s securities, on an exchange or in any other organized market other than covered call writing. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the person to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the person may no longer have the same objectives as other shareholders.  Therefore, the Company strongly discourages any Covered Person from engaging in such transactions with respect to the Company’s securities.  In this regard, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Chief Compliance Officer, by emailing a request to the Chief Compliance Officer.  Such request for pre-clearance of a hedging or similar arrangement must be received at least two (2) weeks before the Covered Person intends to execute the documents in connection with the proposed transaction and must set forth the reason for the proposed transaction.

Margin Accounts and Pledges.  Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  Therefore, because a margin sale or foreclosure sale may occur at a time when you are aware of material, non-public information or you are otherwise not permitted to trade in the Company’s securities, you are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.  An exception to this prohibition may be granted where you wish to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.  In this regard, any person who wishes to pledge the Company’s securities as collateral for a loan must email a request for approval to the Chief Compliance Officer at least two (2) weeks prior to the proposed execution of the documents evidencing the proposed pledge.

(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Company.  Similarly, no such outside business activities may be inconsistent with the interests of the Company.  All outside business activities and directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer (“CCO”).  All outside business activities and directorships also must be pre-approved in writing by the CCO.  Supervised Persons must promptly report any changes to their outside business activities to the CCO. Notwithstanding the foregoing, outside business activities that have previously been approved by the Chief Compliance Officer, that have been agreed in such Access Person’s employment agreement or other writing with the Company or any affiliate thereof, and outside business activities performed on behalf of the BDC (such as serving on the board of directors of a portfolio company) are deemed to be consistent with the interests of the Company and do not require further approval of the Chief Compliance Officer under the Code.  In addition, Independent

Directors do not need to pre-clear any outside business activities or directorships but must promptly report any such activities or directorships or changes thereto to the CCO.  If an Access Person is given approval to engage in an outside business activity, the CCO may impose whatever conditions and/or limitations on the Access Person’s outside business activity he or she deems necessary to protect the interests of the Company and the Company’s shareholders, and to the extent the conditions and/or limitations imposed by the CCO conflict with the terms of the employment agreement or other writing approving the outside activities, such conditions and/or limitations will control. The CCO will monitor outside business activities even after they have been approved (by employment agreement or other writing, or by the CCO).

(C) Gratuities.

Access Persons shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with the Company.  See Receipt of Gifts Policy attached hereto as Appendix C.

Section IX. Annual Certification

(A) Access Persons.

Access Persons who are directors, managers, officers or employees of the Company, the Adviser or the Administrator shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it.  Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.  A form of such certification is attached as Schedule C.

(B) Board Review.

No less frequently than annually, the Company, the Adviser or the Administrator must furnish to the Company’s board of directors, and the board must consider, a written report that: (1) describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (2) certifies that the Company, the Adviser or the Administrator, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section X. Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code.  The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser or the Administrator (or of a company that controls the Adviser or the Administrator), the sanctions to be imposed shall be determined by the Adviser or the Administrator (or the controlling person thereof).  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person.

Section XI. Administration and Construction

(A) The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B) The duties of the Chief Compliance Officer are as follows:

(1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or the Administrator or of any company that controls the Adviser or the Administrator, and informing all Access Persons of their reporting obligations hereunder;

(2) On an annual basis, providing all Covered Personnel a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3) Maintaining or supervising the maintenance of all records and reports required by this Code;

(4) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(5) Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Company; and

(6) Submission of a report to the board of directors of the Company, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII (B).

(C) The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(1) A copy of all codes of ethics adopted by the Company, the Adviser or the Administrator and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4) A copy of each report made by the Chief Compliance Officer to the board of directors for two (2) years from the end of the fiscal year of the Company in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics, or who are or were responsible for reviewing such reports;

(6) A copy of each report required by Section VII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering, as well as any exception granted by the Chief Compliance Officer with respect to any securities trading policies set forth herein, for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D) This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Code of Ethics was adopted and approved by the Board of Directors of the Company, including a majority of the Independent Directors, in March 2016.